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Exhibit 3.1

                                      FORM OF

                       RESTATED CERTIFICATE OF INCORPORATION

                                         OF

                               VANTAGEMED CORPORATION


          The undersigned, Joel M. Harris, being the President of VantageMed Corporation, a corporation organized and existing under the laws of the State of Delaware, incorporated on April 9, 1997, on behalf of said corporation, hereby certify as follows:

          FIRST: The name of the corporation (hereinafter the "Corporation") is VantageMed Corporation.

          SECOND: The Certificate of Incorporation of the Corporation as in effect on the date hereof is hereby restated to read in its entirety as set forth on EXHIBIT A hereto.

          THIRD: That said Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, we have executed this Certificate this ______ day of February 2000.

                                   /s/ Joel M. Harris
                                   -------------------------------------
                                   Joel M. Harris, President



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                                     EXHIBIT A

                       RESTATED CERTIFICATE OF INCORPORATION

                                         OF

                               VANTAGEMED CORPORATION

                                      ARTICLE I

                                        NAME

     The name of the Corporation is VantageMed Corporation (hereinafter sometimes referred to as the "Corporation").

                                     ARTICLE II

                                 NATURE OF BUSINESS

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                     ARTICLE III

                              AUTHORIZED CAPITAL STOCK

     The total number of shares of capital stock which the Corporation has authority to issue is (i) twenty million (20,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"), and (ii) five million (5,000,000) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock"). The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in Series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such Series and any qualifications, limitations or restrictions thereon. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock without a vote of the holders of the Preferred Stock, or of any Series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the Series of Preferred Stock.

     Effective at the time of the filing with the Secretary of State of the State of Delaware of this Restated Certificate of Incorporation (the "Effective Time"), each three (3) shares of the Corporation's Common Stock, par value $0.001 per share, issued and outstanding or held in treasury at the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined, converted and changed into one (1) share of Common

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Stock, par value $0.001 per share, of the Corporation (the "Reverse Stock
Split"). Unless otherwise requested by the holders thereof, the share certificates representing the shares outstanding prior to the filing of this Restated Certificate of Incorporation shall represent such number of new shares as split and converted following the filing hereof. No fractional shares of Common Stock will be issued and, in lieu thereof, any holder of less than one (1) share of Common Stock shall be entitled to receive cash for such holder's fractional share based on the initial offering price per share of the Corporation's Common Stock as listed on the Nasdaq National Stock Market.

                                I.   COMMON STOCK

                                     SECTION 1

                                   VOTING RIGHTS

     The holders of shares of Common Stock shall be entitled to one vote for each share held with respect to all matters voted on by the stockholders of the Corporation.

                                      SECTION 2

                                 LIQUIDATION RIGHTS

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to receive that portion of the funds to be distributed based on the number of shares of Common Stock held by each of them.

                                     SECTION 3

                                     DIVIDENDS

     Dividends may be paid on the Common Stock as and when declared by the Board of Directors.

                                     ARTICLE IV


                                     MANAGEMENT

     The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

     B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

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     C.   The number of directors shall initially be five (5) and thereafter shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). The directors shall be divided into three classes with the term of office of the first class to expire at the first annual meeting of the stockholders following the filing date hereof, the term of office of the second class to expire at the second annual meeting of stockholders held following the filing date hereof, the term of office of the third class to expire at the third annual meeting of stockholders following the filing date hereof, and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

     D. Subject to the rights of the holders of any Series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

     E. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

     F. Special meetings of stockholders of the Corporation may be called only by the Board of Directors, the Chairman of the Board of Directors, the President or the Chief Executive Officer.

                                      ARTICLE V

                                       BYLAWS

     The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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                                     ARTICLE VI

                              LIMITATION ON LIABILITY

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                     ARTICLE VII

                                     AMENDMENTS

     The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; PROVIDED, HOWEVER, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this
Article VII, Article IV, Article V or Article VI.

                                    ARTICLE VIII

                        REGISTERED OFFICE; REGISTERED AGENT

     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Avenue in the City of Wilmington, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.


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